Exhibit 99.1

Cerecor Announces $1.0 Million Research & Development Grant from the National Institute on Drug Abuse (NIDA) at the National Institutes of Health

Grant to Co-Fund CERC-501 Phase 2 Smoking Cessation Study

Baltimore, MD – April 11, 2016 – Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced that it has been awarded a grant from the National Institute on Drug Abuse (“NIDA”) at the National Institutes of Health. The grant of approximately $1.0 million provides Cerecor with additional resources for the ongoing Phase 2 clinical trial for CERC-501, “A Randomized, Double-Blind, Placebo-Controlled, Crossover Design Study of CERC-501 in a Human Laboratory Model of Smoking Behavior.”

CERC-501 is a potent and selective kappa opioid receptor (“KOR”) antagonist. “We are enthusiastic about the potential use of CERC-501 for smoking cessation as well as other addictive disorders,” said Ronald Marcus, M.D., Chief Medical Officer and Head of Regulatory Affairs of Cerecor.

KORs are believed to play key roles in modulating stress, mood and addictive behaviors. Both KORs and dynorphin, which together comprise the kappa opioid system, are upregulated by stress and chronic exposure to drugs of abuse, and are thought to mediate the negative emotional states seen in drug withdrawal and contribute to stress‑induced reinstatement of drug seeking behavior.

Uli Hacksell, Ph.D., Cerecor’s CEO, President and Chairman, said: “We are most appreciative to NIDA for this grant to co-fund Clin501-201, our Phase 2 study of CERC-501 for smoking cessation, for which we expect to release top-line data in the second half of 2016. We believe the NIDA grant further validates the importance and scientific strength of the CERC-501 program.”

About CERC-501

CERC-501 is a potent and selective KOR antagonist being developed for adjunctive treatment of major depressive disorder (“MDD”) and to treat substance use disorders, such as nicotine, alcohol, and/or cocaine. Kappa opioid receptors have been shown to play an important role in stress, mood and addiction in animal models. CERC-501 has been observed to have positive preclinical activity in models of depression, nicotine withdrawal and alcohol dependence, and it has been generally well tolerated in three human clinical trials.

About Cerecor

Cerecor is a biopharmaceutical company with the goal of becoming a leader in the development of innovative drugs that make a difference in the lives of patients with neurological and psychiatric diseases. We are committed to the development of drugs that improve lives by applying our extensive knowledge and experience in central nervous system disorders. Cerecor is currently pursuing the development of two clinical Phase 2-stage product candidates: CERC-301, an oral and NR2B-specific NMDA antagonist in development as an adjunctive treatment in MDD, and CERC-501. For more information about the Company and its products, please visit: www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Media Contact:

MacDougall Biomedical Communications

Joe Rayne – 781-235-3060

ir@cerecor.com